Aflac Incorporated 2008 Form 10-K
Exhibit 10.40
STATE OF GEORGIA,
COUNTY OF MUSCOGEE:
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, made and entered into as of the 12th day of September, 1994, by and between AFLAC Incorporated, a Georgia corporation, hereinafter referred to as “Corporation,” and JOEY M. LOUDERMILK, a resident of said State and County, hereinafter referred to as “Employee;”
WITNESSETH THAT:
     WHEREAS, Corporation and Employee desire to enter into an Employment Agreement and to set forth the terms and conditions of Employee’s employment as an executive employee by Corporation as its Senior Vice President, Corporate Secretary, and General Counsel;
     NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:
     1. Purpose and employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Senior Vice President, Corporate Secretary, and General Counsel of the Corporation.
     2. Duties. Employee agrees to provide executive management services as Senior Vice President, Corporate Secretary, and General Counsel of Corporation to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from engaging in charitable and community affairs or managing his own or his family’s personal investments.
     3. Performance. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Senior Vice President, Corporate Secretary, and General Counsel of Corporation on behalf of Corporation and its subsidiaries and affiliates.
     4. Term. The term of employment under this Agreement shall begin September 1, 1994, and shall continue for a period of three (3) years until August 31, 1997, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning effective September 1, 1995, the scheduled term of this Agreement shall be extended for successive one year periods unless written notice of termination is given prior to such annual date by one party to the other party that the Agreement will not be extended by its terms.
     5. Base salary. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of                                          per year commencing September 1, 1994, said salary to be payable in accordance with Corporation’s normal payroll procedures. Employee’s base salary may be increased annually during the term of this Agreement and any extensions hereof as determined by the Chief Executive Officer.
     6. Adjustments to base salary. Corporation and Employee shall, from time to time, reflect increases in Employee’s base salary as provided for in Paragraph 5 by entering the change on the “Schedule of

Compensation,” as shown by the form attached hereto as Exhibit “A” and made a part hereof. If an increase in compensation is entered on said Schedule and duly signed by the proper officers of Corporation and by Employee, said entry shall constitute an amendment to this Employment Agreement as of the date of said entry and shall supersede the base salary provided for in Paragraph 5 and any other increases in Employee’s base salary previously entered on said Schedule.
     7. Management Incentive Plan. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall, for each calendar year of Employee’s employment by Corporation, beginning with the calendar year 1994, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation’s current Management Incentive Plan (short-term Incentive Program) with a target level based on at least thirty-five percent (35%) of base salary. Nothing in this paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Chief Executive Officer or the Board.
     8. Employee benefits. Employee shall be eligible to participate with other employees of the Corporation in all fringe benefit programs applicable to employees generally which may be authorized and adopted from time to time by the Board, including without limitation: a qualified pension plan, a profit sharing plan, a disability income or sick pay plan, a thrift and savings plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other “fringe” or employee benefits as are provided to key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board shall determine to be appropriate to Employee’s duties and responsibilities as General Counsel of Corporation, including, without limitation, reimbursement of legal and accounting expenses incurred by Employee in connection with the preparation of his employment or other agreements with Corporation and any expenses for legal, accounting or financial services incurred by Employee in connection with his employment.
     9. Stock option plans. Employee shall be eligible to be awarded stock options to purchase Corporation’s common stock under Corporation’s Stock Option Plans for selected key employees and directors during the term of this Agreement.
     10. Working facilities and expenses. Employee shall be provided with an office, books, periodicals, stenographic and technical help, ground and air transportation, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. The Corporation shall pay Employee’s fees and dues in such social and country clubs, civic clubs and business societies and associations as shall be appropriate in facilitating Employee’s job performance and in the best interest of Corporation. The Corporation shall also pay all appropriate business liability insurance and any business licenses and fees pertaining to the services rendered by Employee hereunder.
     Employee is encouraged and is expected, from time to time to incur reasonable expenses for promoting the business of Corporation, including expenses for social and civic club memberships and participation, entertainment, travel and other activities associated with Employee’s duties. The cost of all such activities shall be the expenses of Corporation unless the Compensation Committee of the Board shall determine in advance that any such expense of Employee should be paid by Employee.

     11. Vacation. Employee shall continue to be entitled to his vacation time with pay during each calendar year in accordance with Corporation’s vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.
     12. Sickness and total disability. Employee’s absence from work because of sickness or accident (not resulting in Employee becoming “totally disabled,” as that term is hereinafter defined) shall not result in any adjustment in Employee’s compensation or other benefits under this Agreement.
     Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform his regular duties prescribed under this Agreement, his base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under the Corporation’s Management Incentive Plan and his participation in Corporation’s employee benefit programs and retirement plan shall continue without reduction except as hereinafter provided, during the continuance of such disability of a period not exceeding the earlier of (1) the end of the term of this Agreement or any extension hereof or (2) a period of one and one-half (1-1/2) years (547 calendar days) for each continuous disability. Payments pursuant to this paragraph 12 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates.
     Should Employee’s total disability continue for a period beyond the end of the term of this Agreement or in excess of 547 calendar days, this Agreement shall, at the end of such period which first occurs, be automatically terminated. If, however, prior to such time, Employee’s total disability shall have ceased and he shall have resumed the adequate performance of his duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to continue his employment hereunder and to receive his full compensation and other benefits as though he had not been disabled; provided, however, unless Employee shall adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability before Employee again becomes totally disabled, he shall not be entitled to start a new 547-day period under this paragraph, but instead may only continue under the remaining portion of the original 547-day period of total disability. In the event Employee shall not adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability, the running of the original 547-day period shall cease during the time of Employee’s adequate performance of his duties hereunder before Employee again becomes totally disabled.
     It is understood that for purposes of this Paragraph 12, Employee shall, upon his becoming totally disabled, be given such additional “credited service” if necessary to fully qualify Employee under Corporation’s Supplemental Executive Retirement Plan (SERP) and to provide a survivor annuity to Employee’s spouse under the Plan.
     For the purpose of this Agreement, the term “totally disabled” or “total disability” shall mean Employee’s inability to adequately perform his executive and management duties hereunder on account of accident or illness. It is understood that Employee’s occasional sickness or other incapacity of short duration may not result in his being or becoming “totally disabled;” however, such illness or incapacity could constitute Employee’s being or becoming “totally disabled” if such illness or incapacity is prolonged or recurring.
     13. Termination of employment.
          A. Termination by Corporation. The Corporation’s Chief Executive Officer may terminate this Agreement, at any time, with or without “good cause” (“good cause” being hereinafter defined), by giving at least sixty (60) days’ written notice to Employee of its intention to terminate Employee’s employment without “good cause” or at least five (5) days’ written notice to Employee of its intention to terminate Employee’s employment for “good cause;” provided, however, Corporation may, at its selection, terminate Employee’s actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said sixty (60) day or five (5) day period; and,
                    (1) In the event such termination is for “good cause,” Corporation shall be obligated only to:
               (a) pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the termination date stated in said written notice; provided, however, if Corporation does not elect to terminate Employee’s employment during said five (5) day period, but Employee, after receiving such notice of termination from Corporation, elects to leave the employ of Corporation prior to the end of said five (5) day period without the approval of Corporation, then Corporation shall pay said base salary only up to the date on which Employee actually terminates his employment
               (b) pay Employee any performance bonus due Employee under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice or on such earlier date of Employee’s actual termination of his employment prior to the end of said (5) day period if such termination is without the approval of Corporation The amount of said bonus, if any, shall be calculated on a prorata basis, using the number of days Employee was actually employed during such period, and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation’s fiscal year in which written notice of Employee’s termination is given;
               (c) continue to honor all fully vested stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice or prior to such earlier date of Employee’s actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation;
               (d) continue to pay all of Employee’s fringe and other employee benefits as provided for in this Agreement up to the termination date stated in said written notice or up to such earlier date of Employee’s actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation.
               (e) For purposes of this subparagraph (1) and paragraph 18 hereof, “good cause” shall mean: (i) the willful and deliberate failure of Employee to substantially perform his executive and management duties hereunder for a continuous period of more than sixty (60) days for reasons other than Employee’s sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which is intended by Employee to cause, and which does in fact result in substantial injury or damage to Corporation; or (iii) the conviction or plea of guilty by Employee of a felony crime involving moral turpitude.

                    (2) In the event such termination is without “good cause,” as defined in subparagraph (1)(e) of this paragraph and, if applicable, subject to the terms of paragraph 18, Corporation shall be obligated to:
               (a) pay employee his base salary as provided for in paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement;
               (b) pay employee his performance bonus compensation as provided for in paragraph 7 of this Agreement up to the end of the scheduled term of this Agreement;
               (c) continue to honor all stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice, all of said options to be or become fully vested as of the termination date stated in said written notice;
               (d) continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any such notice of termination, up to the end of the scheduled term of this Agreement.
          B. Termination by Employee. Employee may terminate this Agreement, at any time by giving at least sixty (60) days’ written notice to Corporation of his intention to terminate his employment;
                    (1) in the event such termination by Employee shall be without “good reason” (as defined in paragraph 18 hereof) and with a bona fide intent to retire or to work or engage in a business or activity which is not in competition with Corporation or any of its subsidiaries or affiliates, Corporation shall be obligated to:
               (a) pay Employee his base salary due him under paragraph 5 of this Agreement up to the termination date stated in said written notice;
               (b) pay Employee any performance bonus compensation due him under paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice. The amount of such performance bonus, if any shall be calculated on a basis, using the number of days Employee was actually employed by Corporation during such year of termination; and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation’s fiscal year in which Employee’s notice of termination is given;
               (c) continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;
               (d) pay Employee, and if elected by Employee, his spouse such retirement benefits as are provided for in the Supplemental Executive Retirement Plan (SERP) under paragraph 9 hereof, said benefits to commence at such time as provided for under the Retirement Plan. For purposes of this subparagraph, Employee shall continue to accrue “credited service” as Employee under the Supplemental Executive Retirement Plan (SERP) up through the termination date stated in said notice.
                    (2) In the event such termination by Employee shall be for “good reason” (as defined in paragraph 18 hereof), the Corporation shall be obligated to provide Employee with the payments, benefits and rights specified in subparagraphs A.(2)(a)-(d) of this paragraph 13 hereof.
                    (3) In the event such termination by Employee shall be without “good reason” (as defined in paragraph 18 hereof) and with the intention or purpose to work or invest, directly or indirectly, in a business or activity which is in competition, directly or indirectly, with Corporation or any of its subsidiaries or affiliates or, irrespective of Employee’s intention at the time of his termination, if Employee shall violate his covenant not to compete under paragraph 15 or the requirements of paragraph 16, then Corporation shall not be obligated to make or provide any further payments or benefits to Employee under this Agreement except as herein provided in this subparagraph.
               (a) Subject to Corporation’s rights under paragraphs 15 and 16, Corporation shall pay Employee his base salary due him under paragraph 5 of this Agreement up to the termination date stated in said written notice;
               (b) Subject to Corporation’s rights under paragraphs 15 and 16 hereof, Corporation shall continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;
               C. Termination while disabled. If Employee is totally disabled at the time any such notice of termination is given, then notwithstanding the provisions of this paragraph 13, Corporation shall nevertheless continue to pay Employee, as his sole compensation hereunder, the compensation and other benefits for the remaining period of Employee’s total disability as provided for in paragraph 12 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this paragraph 13 in addition to the continuation of his compensation under paragraph 12.
               D. Cooperation after notice of termination Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Chief Executive Officer; and to that end, Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60) day period following any such notice of
     14. Death of Employee. In the event of Employee’s death during the term of this agreement or any extension hereof, this Agreement shall terminate immediately, and Employee’s estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee’s base salary and any performance bonus compensation actually paid by Corporation to Employee during the last thirty-six (36) months of his life, said terminal pay to be paid in thirty-six (36) equal monthly installments beginning on the first day of the month next following the month during which Employee’s death occurs. Terminal pay as herein provided for in this paragraph shall be in addition to amounts otherwise receivable by Employee or his estate under this or any other agreements with Corporation or under any employee benefits or retirement plans established by Corporation and in which Employee is participating at the time of his death. In addition, Corporation shall honor all stock options, subject to the terms thereof, granted to Employee prior to his death and Employee or his Estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee’s death. For purposes of this paragraph, Employee shall, upon his death, be given such additional “credited service” as necessary to fully qualify Employee under Corporation’s Supplemental Executive Retirement Plan (SERP) and to provide a survivor annuity to Employee’s spouse under the Plan.
     15. Agreement not to compete.
          It is specifically agreed that, in the event Employee shall voluntarily terminate his employment without “good reason” (as defined in Paragraph 18) or be terminated by Corporation for “good cause” (as defined in Paragraph 13) Employee shall not work for a period of two (2) years from the date of such termination, as a manager, officer, owner, partner or employee or render any services as a consultant or advisor or engage or invest, directly or indirectly, in any activity which is in competition with the business of the Corporation, its subsidiaries or affiliates within the States of Georgia or Alabama. Provided, however it is agreed that Employee may invest in the publicly traded securities of any corporation, partnership or trust which is in competition with Corporation so long as such investment does not exceed three percent (3%) of such securities at any time. It is specifically agreed that if, after Employee’s termination of employment, Employee engages in any such prohibited activity at any time during said two year period, Corporation shall, in addition to any other rights it may have under this contract and applicable law be entitled to injunctive relief or, if the Corporation shall so elect, (due to the difficulty of determining damages) be entitled to liquidated damages in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) which Employee agrees to promptly pay to Corporation upon demand.
     16. Nondisclosure of trade secrets and confidential information. Employee agrees to protect the business interest of Corporation, its subsidiaries and affiliates, and not to disclose any trade secrets, confidential information or any organizational, operating, marketing, product design, or business know-how which Employee has access to or knowledge of as a result of his employment by Corporation. It is specifically agreed that if, at any time during the term of this Agreement and for a period of two (2) years after the date of employee’s termination of employment with Corporation for any reason, Employee shall violate the provisions of this paragraph 16, Corporation shall, in addition to any rights it may have under this contract and applicable law, be entitled to liquidated damages of Two Hundred and Fifty Thousand Dollars ($250,000.00) which Employee agrees to promptly pay Corporation upon demand. It is understood and agreed that Corporation’s remedies under this paragraph 16 shall be separate and in addition to the remedies provided to Corporation under paragraph 15 hereof. It is also understood and agreed that, notwithstanding the foregoing two (2) year period, Employee shall not use or disclose any written confidential information or any policyholder lists at any time or times hereafter, except in the performance of Employee’s obligations to the Corporation.
     17. Right to acquire insurance. If Employee shall terminate his employment hereunder for any reason other than death, he may, at his election, acquire any insurance policies upon his life owned by the Corporation by giving written notice of his election to Corporation within ninety (90) days after his termination of employment. Such policies shall be transferred to the Employee upon his payment to Corporation of the then interpolated terminal reserve value of said insurance. In the event any policies transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid by Employee shall be its then fair market value.

     18. Change in control.
               A. In general. In the event there is a Change in Control (as defined in this paragraph) of Corporation, this Agreement shall, in order to help eliminate the uncertainties and concerns which may arise at such time, be automatically extended upon all of the same terms and provisions contained herein, for an additional period of three (3) years, beginning on the first day of the month during which such Change in Control shall occur.
               B. Notwithstanding the term of subparagraph A(2) and (B)(2) of Paragraph 13, and in lieu of the obligations of the Corporation under such paragraph, if, after a Change in Control Employee’s employment is terminated by Corporation without “good cause” (as defined in paragraph 13), or is terminated by Employee for “good reason” (as defined in paragraph 18), any such termination by Corporation to be made only in accordance with the requirements specified by paragraph 13.A, Employee shall be entitled to the following:
               (1) The Corporation shall pay Employee’s full base salary to Employee through the date of termination stated in Corporation’s written notice required pursuant to paragraph 13.A hereof (hereinafter in this paragraph the “Termination Date”) at the rate in effect on the date such notice is given and, additionally, shall pay Employee all compensation and benefits payable to Employee under the terms of any compensation or benefit plan, program or arrangement maintained by the Corporation during such period through the Termination Date.
               (2) The Corporation shall pay Employee all compensation and benefits due Employee under Corporation’s retirement, insurance and other compensation or benefit plans, programs of arrangements as such payments become due. The amount of such compensation and benefits shall be determined under, and paid in accordance with, Corporation’s retirement, insurance and other compensation or benefit plans, programs and arrangements.
               (3) In lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the Corporation shall pay to Employee, immediately after the Termination Date, a lump sum severance payment, in cash, equal to three times the sum of (i) Employee’s annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation’s Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs.
               (4) The Corporation shall pay to Employee, immediately after the Termination Date, a lump sum amount, in cash, equal to a prorata portion (based on the number of days Employee is an employee during the year in which the Termination Date occurs) of the aggregate value of the maximum annual target amount of all contingent incentive compensation awards to Employee for all uncompleted periods under the Corporation’s Management Incentive Plan (or successor plan.
               (5) For a thirty-six (36) month period after the termination date, the Corporation shall provide Employee with life, disability, accident and health insurance benefits substantially similar to an equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in

Control which reduction in benefits would constitute “good reason” as defined in this paragraph). Benefits required to be provided to Employee pursuant to this subparagraph B(5) shall be reduced to the extent comparable benefits are actually received by or made available to Employee without cost during such thirty-six (36) month period and any such benefit actually received by Employee shall be reported to the Corporation by Employee.
               C. In addition to the payments provided for in subparagraph B of this paragraph 18, in the event that after a Change in Control Employee’s employment by the Corporation is terminated by the Corporation without “good cause” or by Employee for “good reason,” the Corporation shall continue to honor all stock options granted to Employee (subject to the terms of such options) prior to the Termination Date, and all stock options granted to Employee prior to the Termination Date shall become fully vested and exercisable as of the Termination Date.
               D. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (all such payment and benefits being hereinafter called “Total Payments”) would not be deductible (in whole or in part) by the Corporation, an affiliate or person making such payment or providing such benefit as a result of section 280G of the Internal Revenue Code of 1986 (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payment provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (1) the cash payments provided pursuant to subparagraph B(3) and B(4) of this paragraph 18 shall first be reduced (if necessary, to zero), and (2) benefits provided under subparagraph B(5) of this paragraph 18. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation’s independent auditors and reasonably acceptable to Employee does not constitute a “parachute payment” within the meaning of Section 280G(b) (2) of the Code, including by reason of Section 280G(b) (4) (A) of the Code, (iii) the payments and benefits be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) (B) of the Code or are otherwise not subject to disallowance as deductions, (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation’s independent auditors in accordance with the principles of Section 280G(d) (3) (4) of the Code. In no event shall the Corporation’s obligation to continue to honor all stock options granted to Employee prior to the Termination Date nor the vesting of stock options in accordance with Paragraph 18.C. hereof be affected by this Paragraph 18.D.
               E. Definitions.
          (1) “Beneficial Owner” has the meaning provided in Rule 13d-3 under the Exchange Act.

          (2) “Change in Control” means the occurrence of either (a), (b), (c) or (d), as hereinafter set forth:
               (a) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation, subsidiaries or its affiliates) representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or
               (b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this subparagraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the members of the Board (or, if Board nominations are not voted on by the full Board, members of the Board Committee voting on such nominations) then still in office who either were members of the Board at the beginning of the period or whose election or nomination for elections was previously so approved, cease for any reason to constitute a majority of the Board; or
               (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities or the surviving trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Corporation’s then outstanding securities; or
               (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.
          (3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (4) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) of the Exchange Act; however, a person shall not include (a) the Corporation or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the corporation or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.
          (5) “Good reason” shall mean the termination of employment by Employee upon the occurrence of any one or more of the following:

               (a) Any breach by Corporation of the terms and conditions of this Agreement affecting Employee’s salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee’s titles or positions with Corporation;
               (b) A significant diminution of Employee’s duties and responsibilities;
               (c) the assignment to Employee of any duties inconsistent with or significantly different from his duties and responsibilities existing at the time of a Change in Control.
               (d) Any purported termination of Employee’s employment by Corporation other than as permitted by this Agreement;
               (e) The relocation of Corporation’s principal office or of Employee’s own office to any place beyond twenty- five (25) miles from the current principal office of Corporation in Columbus, Georgia;
               (f) The failure of any successor to Corporation to expressly assume and agree to discharge Corporation’s obligations to Employee under this Agreement as extended under this paragraph, in form and substance satisfactory to Employee.
          F. Continuation of compensation and benefits. If Corporation shall attempt to terminate Employee’s employment at any time after a change in Control and such termination is in good faith disputed by Employee, Corporation shall continue to pay Employee all of his compensation and benefits provided for in this Agreement until the dispute is finally resolved, either by mutual written agreement or by final judgment, order or decree of a court of competent jurisdiction.
     19. No requirement to seek employment and no offset. Corporation agrees that, if Employee’s employment is terminated by Corporation during the term of this Agreement or by Employee for “good reason” during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer or, after a Change in Control, by Corporation’s attempt to offset any amount claimed to be owed by Employee to Corporation or otherwise.
     20. Waiver of breach or violation not deemed continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.
     21. Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to his last known residence in the case of Employee or to its principal office in Columbus, Georgia, in the case of the Corporation.
     22. Arbitration. Except for any dispute or matter arising after a Change in Control, as defined in paragraph 18, any dispute arising under this Agreement, to the maximum extent allowed by applicable law, shall be subject to arbitration and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be pursuant to the terms of the Federal Arbitration Act. The parties shall notify each other of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. Notice to Employee shall be sent to Employee’s address as it appears in Corporation’s records and notice to Corporation shall be sent to: Arbitration Officer, AFLAC Incorporated, AFLAC Worldwide Headquarters, Columbus, Georgia, 31999. If the dispute cannot be resolved within said fifteen (15) day period, either party may file a written demand for arbitration with the other party. The party filing such demand shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator. The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator giving the name, address, and telephone number of said arbitrator within five (5) days of the receipt of such demand. The arbitrator named by the respective parties need not be neutral. The Senior Judge of the Superior court of Muscogee County, Georgia, on request by either party, shall appoint a neutral person to serve as the third arbitrator and shall also appoint an arbitrator for any party failing or refusing to name his arbitrator within the time herein specified. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time and place of the hearing, and notify the parties. The majority of the panel shall render an award within ten (10) days of the completion of the hearing, and shall promptly transmit an executed copy of the award to the respective parties. Such an award shall be binding and conclusive upon the parties hereto, in the absence of fraud or corruption. Each party shall have the right to have the award made the judgment of the court of competent jurisdiction.
     23. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.
     24. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.
     25. Two originals. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one original being delivered to each party hereto.
     IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 12th day of September, 1994.

/s/ Joey M. Loudermilk (L.S.)		AFLAC INCORPORATED
JOEY M. LOUDERMILK EMPLOYEE
	BY:	/s/ Daniel P. Amos

DANIEL P. AMOS CHIEF EXECUTIVE OFFICER

ATTEST:	/s/ Kathelen V. Spencer
KATHELEN V. SPENCER
ASSISTANT CORPORATE SECRETARY

AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment, made and entered into as of the 2nd day of January, 1997, by and between AFLAC Incorporated (hereinafter “AFLAC”) and Joey M. Loudermilk (hereinafter “Employee”).
     WHEREAS, AFLAC and Employee have previously entered into an Employment Agreement dated September 12, 1994; and
     WHEREAS, the parties desire to amend said Employment Agreement to change Employee’s minimum target level bonus under AFLAC’s Management Incentive Plan;
     NOW, THEREFORE, the parties do amend said Employment Agreement as follows:
     1. Paragraph 7 entitled “ Management Incentive Plan ” shall be stricken in its entirety and the following paragraph substituted therefor:
     “In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee’s employment by Corporation beginning with the calendar year 1997, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation’s current Management Incentive Plan (short-term Incentive Program) with a target level based on fifty percent (50%) of base salary.”
     2. Except as specifically set forth in this Amendment, said Employment Agreement (as previously amended) between the parties dated September 12, 1994, shall continue in full force and effect and is hereby reaffirmed, it being the sole intent of the parties to make only the corrections set forth hereinabove.
     IN WITNESS WHEREOF, AFLAC has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 2nd day of January, 1997.

AFLAC INCORPORATED	/s/ Joey M. Loudermilk	(L.S.)

JOEY M. LOUDERMILK

BY:	/s/ Daniel P. Amos
DANIEL P. AMOS,
Chief Executive Officer

/s/ Lawanda G. Lugo
Witness

ATTEST:	/s/ Kathelen V. Spencer
KATHELEN V. SPENCER,
Secretary

AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment, made and entered into as of the 27th day of May, 1999, by and between AFLAC Incorporated (herinafter) “AFLAC”) and Joey M. Loudermilk (herinafter “Employee”).
WHEREAS, AFLAC and Employee have previously entered into an Employment Agreement dated September 12, 1994; and
NOW, THEREFORE, the parties do amend said Employment Agreement as follows:
1.	Subparagraph B(3) of Paragraph 18 shall be stricken in its entirety and the following paragraph substituted therefore:
(3)	In consideration for the Employee’s obligations under subparagraph G to refrain from competing with the Corporation and in lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the corporation shall pay to Employee, immediately after the Termination Date, a lump sum payment, in cash, equal to three (3) times the sum of (i) Employee’s annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation’s Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs.
2.	A new subparagraph G shall be added for Paragraph 18 as follows:
(G)	In consideration for the payments received by Employee under subparagraph (B)(3) above, for a period of three (3) years following the Termination Date, Employee shall not directly or indirectly compete with the Corporation, its subsidiaries or affiliates by acting in a management or executive capacity with respect to the life, accident and health insurance business as an officer, director, employee, owner, partner, advisor or consultant within the United States of America (excluding any state in which Corporation, its subsidiaries, and affiliates have not been engaged in business activities within one (1) year prior to the Termination Date), the country of Japan or within two hundred (200) miles of any office of the Corporation, its subsidiaries or affiliates outside the United States of America or Japan which was in existence, or in the process of being established, at the time of Employee’s termination of employment. Provided, however, it is agreed that Employee may invest in the publicly traded securities of any corporation, partnership or trust which is in competition with Corporation so long as such investment does not exceed three percent (3%) of such securities at any time. It is specifically agreed that if the Employee engages in any such prohibited activity at any time during said three (3) year period, the Corporation shall, in addition to any other rights it may have under this contract and applicable law, be entitled to injunctive relief or, if the Corporation shall so elect, (due to the difficulty of determining damages and without regard to whether injunctive relief would be available to the Corporation) be entitled to liquidated damages in an amount equal to the aggregate payments received by Employee under subparagraph B(3) above, which Employee agrees to promptly pay to the Corporation upon demand.
3.	Except as specifically set forth in this Amendment, said Employment5 Agreement (as previously amended) between the parties dated September 12, 1994 shall continue in full force and effect and is hereby reaffirmed, it being the sole intent of the parties to make only the amendments set forth hereinabove.

     IN WITNESS WHEREOF, AFLAC has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 27TH day of May, 1999.

AFLAC INCORPORATED	/s/ Joey M. Loudermilk	(L.S.)

JOEY M. LOUDERMILK

BY:	/s/ Daniel P. Amos
DANIEL P. AMOS,
Chief Executive Officer

/s/ Lawanda G. Lugo
WITNESS

ATTEST:	/s/ Kathelen V. Spencer
KATHELEN V. SPENCER,
Assistant Secretary

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN JOEY M. LOUDERMILK AND
AFLAC INCORPORATED
     THIS AMENDMENT (“Amendment”) is entered into as of the 10th day of December, 2008, by and between Aflac Incorporated, a Georgia corporation (hereinafter referred to as “Corporation”) and Joey M. Loudermilk (hereinafter referred to as “Employee”).
WITNESSETH:
     WHEREAS, Corporation and Employee entered into an Employment Agreement dated September 12, 1994, that was subsequently amended by the parties (as so amended, the “Employment Agreement”);
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), is applicable to certain provisions of the Employment Agreement; and
     WHEREAS, Corporation and Employee desire to modify the Employment Agreement, effective as of January 1, 2009, in order to comply with Section 409A;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth and contained herein, Corporation and Employee agree that the Employment Agreement shall be modified as follows:
1.	Paragraph 7 shall be amended by adding at the end thereof the following:

Amounts payable to Employee under the Management Incentive Plan (or any successor executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor program).

2.	Paragraph 8 shall be amended by adding at the end thereof the following:

Any reimbursements made pursuant to the preceding sentence shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

3.	Paragraph 10 shall be amended by adding a new (unnumbered) paragraph at the end thereof to read as follows:
Any expense reimbursements made to satisfy the terms of this Paragraph 10 shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this paragraph shall not be subject to liquidation or exchange for another benefit.
4.	Paragraph 12 shall be amended by deleting the fourth paragraph thereof and replacing it with a new fourth paragraph to read as follows:
          If, following Employee’s becoming totally disabled, this Agreement shall be terminated (as provided in the preceding paragraph) and Employee’s employment with Corporation terminated, Employee shall be 100% vested in, and entitled to, benefits under the Aflac Incorporated Supplemental Executive Retirement Plan (“SERP”) determined as if Employee’s “Years of Participation” and “Years of Employment” (as such terms (or similar terms) are defined in the SERP) include the period of time before such termination date during which Employee was totally disabled. Furthermore, if on such termination date Employee is not yet eligible for an early retirement benefit under the SERP, Employee will be entitled to benefits under the SERP the amount of which shall be determined as if his termination date was Employee’s Early Retirement Date (as such term is defined in the SERP); provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.
5.	Paragraph 13.A(1)(a) shall be amended by:
(i)	Adding at the beginning thereof the following:

upon Employee’s separation from service (as defined in Paragraph 13.E below),

(ii)	Adding at the end thereof the following:

provided further, such amount (if any) payable for the period after the date of Employee’s actual termination of employment (his “Actual Termination Date”) will be paid in a timely manner in accordance with Corporation’s normal payroll practices; and provided further, to the extent any amount payable for the period after his Actual Termination Date is not exempt from Section 409A, such amount will be paid in a single lump sum upon the day after the six (6)-month anniversary of his separation from service;
6.	Paragraph 13.A(1)(b) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
               (b) pay Employee an amount equal to any performance bonus due Employee under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice or on such earlier date of Employee’s actual termination of his employment prior to the end of said five (5)-day period if such termination is without the approval of Corporation (the earlier of such dates being referred to as the

“Applicable Date”). The amount of said bonus, if any, will be calculated on a prorated basis, using the number of days during the calendar year up to the Applicable Date, and will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed to have achieved target while the actual performance of Corporation will be applied to the performance goals under the plan; provided, if the Applicable Date occurs after the end of the calendar year in which the notice of termination is given, (i) the bonus payment for the calendar year in which such notice is given will be paid without any proration, and (ii) the proration described herein will apply to the next calendar year (i.e., the calendar year in which the Applicable Date occurs), and the bonus for such next calendar year will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the Applicable Date occurs or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of Employee’s separation from service;
7.	Paragraph 13.A(1)(d) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
               (d) upon Employee’s separation from service, continue to pay all of Employee’s fringe and other employee benefits as provided for in this Agreement up to the Applicable Date. Notwithstanding the foregoing, even if Corporation approves Employee’s cessation of rendering full-time services on behalf of Corporation prior to the termination date stated in the written notice of termination from Corporation, after Employee’s Actual Termination Date, Employee shall not actively participate in any retirement plan qualified under Code Section 401(a), any employee stock purchase plan under Code Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit (other than Corporation’s self-insured group health plan) that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. In such event, Employee shall be entitled to the benefits described in clauses (i) and (ii) of Paragraph 13.A(2)(d) below, to the extent applicable, but only up to the Applicable Date;
8.	Paragraphs 13.A(2)(a) and (b) shall be amended by deleting said paragraphs in their entirety and replacing them with the following:
               (a) upon Employee’s separation from service, pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement; provided, such amount payable for the period after his Actual Termination Date will be paid in accordance with the regular payroll schedule applicable to all other similarly-situated active executive employees of Corporation commencing with the next regularly scheduled payday, with any portion of such amount that is not exempt from Section 409A and that is otherwise payable within the six (6)-month period beginning on the date of his separation from service being paid in a lump sum upon the day after the six (6)-month anniversary of his separation from service;

               (b) pay Employee an amount equal to a portion of his performance bonus compensation as provided for in Paragraph 7 of this Agreement prorated based on the number of days through the end of the scheduled term of this Agreement. The amount of such bonus, if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed to be at target while actual performance of Corporation will be applied; provided, if the scheduled term of this Agreement ends after the calendar year in which the notice of termination is given, (i) the bonus payment for the calendar year in which such notice is given will be paid without any proration; and (ii) the amount of the bonus payment for the calendar year in which the scheduled term of this Agreement ends will be calculated on a pro rata basis, using the number of days elapsed during such calendar year through the end of the scheduled term of this Agreement, and will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the scheduled term of this Agreement ends or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service;
9.	Paragraph 13.A(2)(d) shall be amended by:
(i)	Adding, at the beginning thereof the following:

upon Employee’s separation from service,

(ii)	Adding at the end thereof a new (unnumbered) paragraph as follows:

Notwithstanding the foregoing, after Employee’s Actual Termination Date, Employee shall not actively participate in any retirement plan qualified under Code Section 401(a), any employee stock purchase plan under Code Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit (other than Corporation’s self-insured group health plan) that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. In such event, Employee shall be entitled to the benefits described in clauses (i) and (ii) of this paragraph below, to the extent applicable, up to the end of the scheduled term of this Agreement.
               (i) After Employee’s Actual Termination Date, Employee shall no longer actively participate in the Aflac Incorporated 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”). Corporation shall pay to Employee an amount equal to the dollar amount of matching contributions, if any, that would have been made to Employee’s account(s) under the 401(k) Plan if Employee had continued to actively participate in such plan for the period from Employee’s Actual Termination Date through the end of the scheduled term of this Agreement, and had made Employee deferrals at the deferral rate necessary to receive the maximum matching contribution (if any) available to him under the terms of the 401(k) Plan with such amount being calculated as if Employee’s compensation and the limits applicable under the 401(k) plan all remained at the levels in effect as of the date the notice of termination is given. This payment shall be made to Employee in a lump sum upon the day of his separation from service or, to the extent such amount is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service.
               (ii) If, following Employee’s separation from service, Employee does not qualify for retiree health benefits (if any) under Corporation’s group health plan, then upon Employee’s separation from service, Corporation shall allow Employee to continue to participate in Corporation’s group health plan for the remainder of the stated term of this Agreement as if he remained an active employee; provided, Employee pays the full premium cost for such coverage; and provided further, Corporation shall reimburse Employee for the employer portion of the cost of such coverage (such that Employee shall pay in net terms only the active employee cost of such coverage) within sixty 60 days after the end of each calendar month in which Employee maintains such coverage.
10.	Paragraphs 13.B(1)(a) and (b) shall be amended by deleting said paragraphs in their entirety and by replacing them with the following:
          (a) pay Employee his base salary due him under Paragraph 5 of this Agreement up to his Actual Termination Date;
          (b) pay Employee an amount equal to any performance bonus compensation due him under Paragraph 7 of this Agreement for the period ending on the earlier of (i) the termination date stated in such written notice, or (ii) the last day of the calendar year in which Employee provides such written notice of termination. The amount of said bonus, if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed at target while actual performance of Corporation will be applied, and will be calculated on a pro rata basis, using the number of days Employee was actually employed by Corporation during the calendar year in which Employee provides such written notice of termination;
11.	Paragraph 13.B(1)(d) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
          (d) pay Employee, and if elected by Employee, his spouse such retirement benefits as are provided for in the Supplemental Executive Retirement Plan (the “SERP”) under paragraph 9 thereof. For purposes of this subparagraph, Employee shall continue to accrue “credited service” as an employee under the SERP up through the termination date stated in said notice; provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.

12.	Paragraph 13.B(2) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
          (2) In the event such termination by Employee shall be for “good reason” (as defined in Paragraph 18 hereof), the Corporation shall be obligated to provide Employee with the payments, benefits and rights in a manner, at such times and in such forms as specified in subparagraphs A.(2)(a)-(d) of this Paragraph 13 hereof.
13.	Paragraph 13.B(3)(a) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
               (a) subject to Corporation’s rights under Paragraphs 15 and 16, Corporation shall pay Employee his base salary due him under Paragraph 5 of this Agreement up to his Actual Termination Date;
14.	Paragraph 13.D shall be amended by deleting said paragraph in its entirety and replacing it with the following:
          D. Cooperation After Notice of Termination. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Chief Executive Officer; and to that end, Corporation shall be entitled to full-time services of Employee through his Actual Termination Date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60) day period that both follows any such notice of termination and his Actual Termination Date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s separation from service.
15.	Paragraph 13 shall be amended by adding at the end thereof new paragraphs 13.E and 13.F as follows:
          E. Separation from Service. The term “separation from service” when used in this Agreement shall mean that Employee separates from service with Corporation and all affiliates, as defined in Code Section 409A and guidance issued thereunder (“Section 409A”). As a general overview of Section 409A’s definition of “separation from service”, an employee separates from service if the employee dies, retires, or otherwise has a termination of employment with all affiliates, determined in accordance with the following:
               (1) Leaves of Absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for an affiliate. If the period of leave exceeds six (6) months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.
               (2) Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an employee provides services to affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the employee has a separation from service as an employee for purposes of this Agreement.
               (3) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subparagraph (1) above, for purposes of this subparagraph, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable thirty-six (36)-month period).
          F. Separate Payments. Each payment made to Employee pursuant to this Paragraph 13 or Paragraph 18 shall be treated as a separate payment for purposes of Code Section 409A.

16.	Paragraph 14 shall be amended by deleting the last sentence thereof and replacing it with the following:
If upon Employee’s death Employee was not eligible for (at least) an early retirement benefit under SERP, benefits will be payable under the SERP the amount of which shall be determined as if Employee’s date of death was his Early Retirement Date (as such term is defined in SERP); provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.
17.	Paragraph 18.B(1) shall be amended by deleting the first word of said paragraph and replacing it with the following:
In a manner, at such times and in such forms as provided in Paragraphs 13.A(1)(a) — (d),
18.	Paragraph 18.B(3) shall be amended by adding at the end thereof the following:
; provided, if Employee’s separation from service occurs more than twenty-four (24) months after the Change in Control, only the portion of such lump-sum severance payment in excess of the total amount that would have been payable under Paragraphs 13.A(2)(a) and (b) shall be paid pursuant to the terms hereinabove, and the remainder shall be paid pursuant to the terms of Paragraphs 13.A(2)(a) and (b) as if no Change in Control had occurred; and, provided further, to the extent any amount of such lump-sum amount payable after the Termination Date is not exempt from Section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service.
19.	Paragraph 18.B(4) shall be amended by adding at the end thereof the following:
; provided, to the extent any amount of such lump sum payable after the Termination Date is not exempt from Section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service.
20.	Subparagraph 18.B(5) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
          (5) For a thirty-six (36)-month period after the Employee’s separation from service, Corporation shall provide Employee with life, disability, accident and health insurance benefits substantially similar to and equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction in benefits would constitute “good reason” as defined in this Paragraph). Benefits required to be provided to Employee pursuant to this subparagraph B(5) shall be reduced to the extent comparable benefits are actually received by or made available to Employee without cost during such thirty-six (36)-month period and any such benefit actually received by Employee shall be reported to Corporation by Employee.

Notwithstanding the foregoing, with respect to any of such life and/or disability benefits that are fully insured, in lieu of providing such benefits for such period, Corporation shall pay Executive a lump-sum amount equal to the cost of such benefits on a post-employment basis for such thirty-six 36-month period; provided, any such cash payment shall be made as soon as practicable after Employee’s separation from service, with any amount that is not exempt from Section 409A and that is otherwise payable within the six (6)-month period beginning on the date of his separation from service being paid upon the day after the six (6)-month anniversary of his separation from service.
21.	Paragraph 18.D shall be amended by deleting said paragraph in its entirety and replacing it with the following:
          D. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (all such payments and benefits being hereinafter called “Total Payments”) would not be deductible (in whole or in part) by the Corporation, an affiliate or person making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986 (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (i) the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 18 that are exempt from Section 409A shall first be reduced (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under subparagraph B.(5) of this Paragraph 18 that are exempt from Section 409A shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 18 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, all of the benefits provided under subparagraph B.(5) of this Paragraph 18 that are not exempt from Section 409A shall be forfeited. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the Total Payments that is subject to Section 409A), (ii) no portion of the Total Payments shall be taken into account which in the opinion of the tax counsel selected by the Corporation’s independent auditors and reasonably acceptable to Employee does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) except as provided in clause (iv) above, the payments and benefits be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In no event shall the Corporation’s obligation to continue to honor all stock options granted to Employee prior to the Termination Date nor the vesting of stock options in accordance with Paragraph 18.C hereof be affected by this Paragraph 18.D.
22.	Paragraph 18.E shall be amended by deleting said paragraph in its entirety and replacing it with the following:
E. Definitions.
     (1) “Change in Control” means a change in ownership or effective control of Corporation or a change in the ownership of a substantial portion of the assets of Corporation, all within the meaning of Section 409A. As a general overview, Section 409A’s definition of these terms, and the dates as of which they occur, are as follows:
          (a) The date any one person, or more than one person acting as a group, acquires ownership of stock of Corporation that, together with stock held by such person or group constitutes more than 50 percent of the total voting power of the stock of Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of Corporation or to cause a change in the effective control of Corporation.
          (b) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Corporation possessing 30 percent or more of the total voting power of the stock of Corporation.
          (c) The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Corporation immediately before such acquisition or acquisitions.
          (d) The date a majority Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Corporation’s board of directors before the date of the appointment or election.
     (2) “Good reason” shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in Employee’s employment relationship with Corporation:

          (a) A material breach by Corporation of the terms and conditions of this Agreement affecting Employee’s salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee’s titles or positions with Corporation;
          (b) A significant diminution of Employee’s duties and responsibilities;
          (c) The assignment to Employee of duties significantly inconsistent with or different from his duties and responsibilities existing at the time of a Change in Control;
          (d) A purported termination of Employee’s employment by Corporation other than as permitted by this Agreement;
          (e) The relocation of Corporation’s principal office or of Employee’s own office to any place beyond twenty five (25) miles from the current principal office of Corporation in Columbus, Georgia; and
          (f) The failure of any successor to Corporation to expressly assume and agree to discharge Corporation’s obligations to Employee under this Agreement as extended under this paragraph, in form and substance satisfactory to Employee.
Notwithstanding the foregoing, Employee shall have good reason under this Agreement only if (i) Employee provides Corporation, within ninety (90) days of the occurrence of the event giving rise to the notice, a written notice indicating the specific good reason provision(s) in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for good reason, and indicating a date of termination of employment (not less than 30 nor more than 60 days after the date such notice is given); and (ii) such facts and circumstances are not substantially corrected by Corporation prior to the date of termination specified by Employee in such notice. Any failure by Employee to set forth in a notice of good reason any facts or circumstances which contribute to the showing of good reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstances in enforcing his rights hereunder.
23.	Paragraph 18 shall be further amended by deleting in its entirety subparagraph F thereof.

24.	A new Paragraph 26 shall be added after Paragraph 25 as follows:
26. CODE SECTION 409A. This Agreement, as amended by the Amendment effective as of January 1, 2009, is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as defined above) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from

Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.
25.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and continue to bind the parties.

26.	This Amendment shall be effective as of January 1, 2009.
     IN WITNESS WHEREOF, Corporation has hereunto caused its duly authorized executive to execute this Amendment on behalf of Corporation, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party, as of the 10th day of December, 2008.

Employee		Aflac Incorporated

/s/ Joey M. Loudermilk	By:	/s/ Daniel P. Amos

Joey M. Loudermilk		Daniel P. Amos Chairman and Chief Executive Officer

/s/ Lawanda Lugo	Attest:	/s/ J. Matthew Loudermilk

Witness		J. Matthew Loudermilk Assistant Corporate Secretary